UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.    )

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Community Bankers Trust Corporation
(Name of registrant as specified in its charter)

(Name of person(s) filing proxy statement, if other than the registrant)

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Dear Shareholder:

You are cordially invited to attend the 2014 Annual Meeting of Shareholders of Community Bankers Trust Corporation to be held on Friday, May 16, 2014, at 10:00 a.m. at the Deep Run 3 Building, 9954 Mayland Drive, Richmond, Virginia 23233.

At the Annual Meeting, you will be asked to elect one director for a term of two years and three directors for a term of three years. You will also be asked to approve a non-binding resolution to endorse the Company’s executive compensation program and ratify the appointment of Elliott Davis, LLC as the Company’s independent registered public accounting firm for 2014. Enclosed with this letter are a formal notice of the Annual Meeting, a proxy statement and a form of proxy.

Whether or not you plan to attend the Annual Meeting, it is important that your shares be represented and voted. Please complete, sign, date and return the enclosed proxy promptly using the enclosed postage-paid envelope. The enclosed proxy, when returned properly executed, will be voted in the manner directed in the proxy. You can also vote your shares by voting through the Internet or by telephone by following the instructions on your proxy card.

We hope that you will participate in the Annual Meeting, either in person or by proxy.

Sincerely,

Rex L. Smith, III
President and Chief Executive Officer

Richmond, Virginia

April 10, 2014

COMMUNITY BANKERS TRUST CORPORATION

9954 Mayland Drive, Suite 2100

Richmond, Virginia 23233

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

The Annual Meeting of Shareholders of Community Bankers Trust Corporation will be held on Friday, May 16, 2014, at 10:00 a.m. local time, at the Deep Run 3 Building, 9954 Mayland Drive, Richmond, Virginia 23233, for the following purposes:

(1)	The election of one director to a two-year term on the Board of Directors and three directors to a three-year term on the Board of Directors;

(2)	The approval of the following advisory (non-binding) proposal:

RESOLVED, that the shareholders approve the compensation of executive officers as disclosed in the proxy statement for the 2014 Annual Meeting of Community Bankers Trust Corporation pursuant to the rules of the Securities and Exchange Commission.

(3)	The ratification of the appointment of Elliott Davis, LLC as the Company’s independent registered public accounting firm for 2014; and

(4)	The transaction of any other business that may properly come before the meeting and any adjournments or postponements of the meeting.

If you were a shareholder of record at the close of business on March 20, 2014, then you are entitled to vote at the Company’s Annual Meeting and any adjournments or postponements of the meeting. You are also cordially invited to attend the meeting.

Your vote is important. Whether or not you plan to attend the meeting, please vote as soon as possible. You can vote your shares by completing and returning your proxy card or by voting through the Internet or by telephone by following the instructions on your proxy card. For additional details, please see the information under the heading “How do I vote?”

By Order of the Board of Directors,

John M. Oakey, III
Secretary

April 10, 2014

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS

FOR THE SHAREHOLDER MEETING TO BE HELD ON MAY 16, 2014:

The proxy statement is available on the Company’s investor web site at http://www.cbtrustcorp.com.

PROXY STATEMENT

THE ANNUAL MEETING

This proxy statement is being furnished to the holders of common stock, par value $0.01 per share, of Community Bankers Trust Corporation, a Virginia corporation. Proxies are being solicited on behalf of the Board of Directors of the Company to be used at the 2014 Annual Meeting of Shareholders. The Annual Meeting will be held at the Deep Run 3 Building, 9954 Mayland Drive, Richmond, Virginia 23233, on Friday, May 16, 2014, beginning at 10:00 a.m. local time, for the purposes set forth in the Notice of Annual Meeting of Shareholders.

Your vote is important. Whether or not you plan to attend the meeting, please vote as soon as possible.

On January 1, 2014, the Company completed a reincorporation from Delaware, its original state of incorporation, to Virginia. As a result of the reincorporation, the Company’s corporate affairs are now governed by Virginia law. The reincorporation to Virginia is expected to achieve annual cost savings of over $175,000 that the Company will realize from the difference between Delaware’s franchise tax and Virginia’s annual corporate fee. The form of the reincorporation was the merger of the then existing Delaware corporation into a newly created Virginia corporation. The Company retained the same name and conducts business in the same manner as before the reincorporation. In addition, all of the issued and outstanding shares of the Company’s common stock and preferred stock are now shares of a Virginia corporation.

QUESTIONS AND ANSWERS ABOUT

THE ANNUAL MEETING AND VOTING

Why did I receive these proxy materials?

This proxy statement will be mailed to holders of the Company’s common stock on or about April 16, 2014. The Company’s Board of Directors is asking for your proxy. By giving the Company your proxy, you authorize the proxy holders (Rex L. Smith, III, Bruce E. Thomas and John M. Oakey, III) to vote your shares at the Annual Meeting according to the instructions that you provide. If the Annual Meeting adjourns or is postponed, your proxy will be used to vote your shares when the meeting reconvenes.

The Company’s 2013 Annual Report to Shareholders, which includes a copy of the Company’s Annual Report on Form 10-K for the year ended December 31, 2013, as filed with the Securities and Exchange Commission, is being mailed to shareholders with this proxy statement.

May I attend the Annual Meeting?

All shareholders are invited to attend the meeting. It will be held on Friday, May 16, 2014, beginning at 10:00 a.m. local time, at the Deep Run 3 Building, 9954 Mayland Drive, Richmond, Virginia 23233.

Even if you plan to attend the Annual Meeting, please vote your proxy in advance through the Internet, by telephone or by mail.

Who is entitled to vote?

If you are a shareholder of the Company’s common stock at the close of business on the Record Date of March 20, 2014, you can vote. There were 21,720,221 shares of common stock outstanding and entitled to vote on that date. For each matter properly brought before the Annual Meeting, you have one vote for each share that you own.

What is the difference between holding shares as a shareholder of record and as a beneficial owner?

If your shares are registered directly in your name with the Company’s transfer agent, Continental Stock Transfer & Trust Company, you are considered, with respect to those shares, the “shareholder of record.” The Notice of Annual Meeting of Shareholders, this proxy statement and the 2013 Annual Report to Shareholders have been sent directly to you by the Company.

If your shares are held in a stock brokerage account or by a bank or other nominee, you are considered the “beneficial owner” of shares held in “street name.” The Notice of Annual Meeting of Shareholders, this proxy statement and the 2013 Annual Report to Shareholders have been forwarded to you by your broker, bank or other nominee who is considered, with respect to those shares, the “shareholder of record.” As the beneficial owner, you have the right to direct your broker, bank or other nominee on how to vote your shares using the voting instruction card included in the mailing or by following the instructions on that card for voting by telephone or through the Internet.

How do I vote?

You may vote using any of the following methods:

•	Telephone – You can vote by calling the toll-free telephone number on your proxy card. Please have your proxy card in hand when you call. Easy-to-follow voice prompts allow you to vote your shares and confirm that your instructions have been properly recorded.

•	Internet – You can vote by visiting the web site for Internet voting listed on your proxy card. Please have your proxy card available when you go online.

•	Mail – You can vote by signing and dating the proxy card and returning it in the enclosed postage-paid envelope.

•	In person – You may vote in person at the Annual Meeting.

A valid proxy, if not revoked or voted otherwise, will be voted FOR the election of the nominees for director named in this proxy statement, FOR the approval of a non-binding resolution to endorse the Company’s executive compensation program and FOR the ratification of the appointment of Elliott Davis, LLC as the Company’s independent registered public accounting firm for 2014.

If your shares are held in “street name,” do not follow the above instructions. Instead, follow the separate instructions provided by your broker, bank or other nominee.

Can I change my vote?

If you are a shareholder of record, you may revoke your proxy or change your vote at any time before it is voted at the Annual Meeting by

•	submitting a new proxy by telephone or through the Internet, after the date of the earlier voted proxy;

•	returning a signed proxy card dated later than your last proxy;

•	submitting a written revocation to the Secretary of Community Bankers Trust Corporation at 9954 Mayland Drive, Suite 2100, Richmond, Virginia 23233; or

•	appearing in person and voting at the Annual Meeting.

If your shares are held in “street name” by your bank, broker or other nominee, you may revoke your proxy or change your vote only by following the separate instructions provided by your bank, broker or nominee.

To vote in person at the Annual Meeting, you must attend the meeting and cast your vote in accordance with the voting provisions established for the Annual Meeting. Attendance at the Annual Meeting without voting in accordance with the voting procedures will not in and of itself revoke a proxy. If your bank, broker or other nominee holds your shares and you want to attend and vote your shares at the Annual Meeting, you must bring a legal proxy signed by your bank, broker or nominee to the Annual Meeting.

What is a “quorum”?

A quorum consists of a majority of the outstanding shares of the Company’s common stock, as of the Record Date, present, or represented by proxy, at the meeting. A quorum is necessary to conduct business at the Annual Meeting. Inspectors of election will determine the presence of a quorum at the Annual Meeting. You are part of the quorum if you have voted by proxy. Shares for which the holder has abstained, or withheld the proxies’ authority to vote, on a matter count as shares present at the meeting for purposes of determining a quorum. Shares held by brokers that are not voted on any matter at the Annual Meeting will not be included in determining whether a quorum is present at the meeting.

How are votes counted?

The election of each nominee for director requires the affirmative vote of the holders of a plurality of the shares of common stock voted in the election of directors. Thus, those nominees receiving the greatest number of votes cast will be elected. You may vote “for” or “withhold” for the election of directors. Shares held by brokers that are not voted in the election of directors will have no effect on the election of directors.

The non-binding resolution to endorse the Company’s executive compensation program will be approved if holders of a majority of the shares of common stock present in person or represented by proxy at the Annual Meeting vote in favor of the action.

The ratification of the appointment of Elliott Davis, LLC as the Company’s independent registered public accounting firm will be approved if holders of a majority of the shares of common stock present in person or represented by proxy at the Annual Meeting vote in favor of the action.

Abstentions and broker non-votes will not be considered cast either for or against a matter. A broker non-vote occurs when a broker or other nominee who holds shares for another does not vote on a particular item because the nominee does not have discretionary voting authority for that item and has not received instructions from the owner of the shares.

Will my shares be voted if I do not provide instructions to my broker?

If you are the beneficial owner of shares held in “street name” by a broker, the broker, as the record holder of the shares, is required to vote those shares in accordance with your instructions. If you do not give instructions to the broker, the broker will be entitled to vote the shares with respect to “discretionary” items, but will not be permitted to vote the shares with respect to “non-discretionary” items (those shares are treated as “broker non-votes”).

The election of directors and the approval of a non-binding resolution to endorse the Company’s executive compensation program are “non-discretionary” items. The ratification of the appointment of Elliott Davis, LLC as the Company’s independent registered public accounting firm for 2014 is a “discretionary” item.

Your vote is important. Whether or not you plan to attend the meeting, please vote as soon as possible.

Who will count the vote?

The Company has engaged Continental Stock Transfer & Trust Company to serve as the inspector of elections for the Annual Meeting.

What does it mean if I get more than one proxy or voting instruction card?

If your shares are registered in more than one name or in more than one account, you will receive more than one card. Please complete and return all of the proxy or voting instruction cards that you receive (or vote by telephone or through the Internet all of the shares on all of the proxy or voting instruction cards received) to ensure that all of your shares are voted.

SOLICITATION OF PROXIES

The Company is soliciting the proxies associated with this proxy statement and will bear all costs of the solicitation. The Company may solicit proxies by mail, telephone, email, Internet, facsimile, press releases and in person. Solicitations may be made by directors, officers and employees of the Company, none of whom will receive additional compensation for such solicitations. The Company will request banks, brokerage houses and other custodians, nominees and fiduciaries to forward all of its solicitation materials to the beneficial owners of the shares that they hold of record. The Company will reimburse these record holders for customary clerical and mailing expenses incurred by them in forwarding these materials to customers.

BENEFICIAL OWNERSHIP OF SECURITIES

Directors and Officers

The following table sets forth information regarding beneficial ownership of the Company’s common stock, as of March 20, 2014 (the Record Date for the Annual Meeting), for each director, each of the individuals named in the Summary Compensation Table in the “Executive Compensation” section below (who are referred to as the named executive officers) and the Company’s current directors and executive officers as a group.

Name	Shares of Common Stock (3)	Option Shares (4)	Total Shares of Common Stock Beneficially Owned	Percent of Class

NAMED EXECUTIVE OFFICERS

Rex L. Smith, III (1)	9,500	55,000	64,500		*
Bruce E. Thomas	4,808	34,005	38,813		*
Jeff R. Cantrell	0	19,500	19,500
John M. Oakey, III	17,000	31,250	48,250		*
W. Thomas Townsend	14,766	16,250	31,016		*

DIRECTORS

Gerald F. Barber (2)	—	—	—		*
Richard F. Bozard	101,478	—	101,478		*
Alexander F. Dillard, Jr.	173,143	430	173,573		*
Glenn J. Dozier	78,254	—	78,254		*
P. Emerson Hughes, Jr.	72,977	860	73,837		*
Troy A. Peery, Jr.	62,758	—	62,758		*
Eugene S. Putnam, Jr.	69,722	—	69,722		*
S. Waite Rawls III	27,794	—	27,794		*
John C. Watkins	82,516	—	82,516		*
Robin Traywick Williams	48,160	—	48,160		*

All current directors and executive officers as a group (16 persons)	769,323	188,272	966,875	4.4

*	Less than one percent of class, based on the total number of shares of common stock outstanding on March 20, 2014.
(1)	Mr. Smith is also a director.
(2)	Mr. Barber became a director on March 21, 2014. He beneficially owns 584 shares of common stock as of April 10, 2014.
(3)	Amounts include shares of common stock that the individual owns directly or indirectly through affiliated corporations, close relatives, and dependent children or as custodians or trustees.
(4)	Amounts reflect shares of common stock that could be acquired through the exercise of stock options within 60 days after March 20, 2014.

Principal Shareholders

The following table contains information regarding the persons or groups that the Company knows to beneficially own more than five percent of the Company’s common stock as of March 20, 2014.

	Shares of Common Stock Beneficially Owned
Name and Address	Number	Percent of Class

Wellington Management Company, LLP (1)	2,146,596	9.9
280 Congress Street
Boston, Massachusetts 02210

(1)	Based on information set forth in a Schedule 13G/A filed with the Securities and Exchange Commission on February 14, 2014. The Schedule 13G/A reports that, as of December 31, 2013, Wellington Management Company, LLP, in its capacity as an investment adviser, has shared voting power and dispositive power with respect to 2,146,596 shares of common stock.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires the Company’s executive officers, directors and persons who own more than 10% of its common stock to file reports of ownership and changes in ownership on Forms 3, 4 and 5 with the Securities and Exchange Commission. Executive officers, directors and greater-than-10% shareholders are required by regulation to furnish the Company with copies of all Forms 3, 4 and 5 that they file.

Based on the Company’s review of the copies of those forms, and any amendments that it has received, and written representations from its executive officers and directors, the Company believes that all executive officers, directors and beneficial owners of more than 10% of its common stock complied with all of the filing requirements applicable to them with respect to transactions during the year ended December 31, 2013, except as set forth as follows. A Form 4 for Richard F. Bozard was inadvertently not filed for purchases of the Company’s common stock in October 2013. Such purchases, representing 2,070 shares of the Company’s common stock, were made by means of funds transfers, as directed by a prior automatic election request, in Mr. Bozard’s account with the Company’s non-qualified deferred plan administered by the Virginia Bankers Association.

CORPORATE GOVERNANCE AND

THE BOARD OF DIRECTORS

General

The business and affairs of the Company are managed under the direction of the Board of Directors in accordance with the Virginia Stock Corporation Act and the Company’s Articles of Incorporation and Bylaws, as amended. Members of the Board are kept informed of the Company’s business through discussions with the President and Chief Executive Officer and other officers, by reviewing materials provided to them and by participating in meetings of the Board of Directors and its committees.

Director Independence

The Company’s Board of Directors has determined that 10 of its 11 members are independent as defined by the listing standards of the NASDAQ Stock Market, including the following: Gerald F. Barber, Richard F. Bozard, Alexander F. Dillard, Jr., Glenn J. Dozier, P. Emerson Hughes, Jr., Troy A. Peery, Jr., Eugene S. Putnam, Jr., S. Waite Rawls III, John C. Watkins and Robin Traywick Williams. In reaching this conclusion, the Board of Directors considered that the Company and its subsidiaries conduct business with companies of which certain members of the Board of Directors or members of their immediate families are or were directors or officers.

L. McCauley Chenault, who served as a director for the first month of 2013, was also determined to be independent during that period.

In making this independence determination, the Board of Directors considered certain relationships between the Bank and certain of its directors, such as the provision of legal services from time to time by the law firm with which Mr. Dillard is affiliated, to determine whether such director was independent under the NASDAQ Stock Market’s listing standards. The aggregate amount that the Bank paid to Mr. Dillard’s firm in 2013 for foreclosure-related services was less than $5,000.

See the “Certain Relationships and Related Transactions” section on page 35 for additional information on certain banking transactions with members of the Company’s Board of Directors.

Leadership Structure and Risk Oversight

To date, the Company has chosen not to combine the positions of the Chairman of the Board of Directors and the Chief Executive Officer. The Company believes that its leadership structure is appropriate because, by having an outside independent Chairman, there exists a certain degree of control and balanced oversight of the management of the Board’s functions and its decision-making processes, including those processes relating to the maintenance of effective risk management programs. The Chief Executive Officer makes monthly reports to the Board, often at the suggestion of the Chairman of the Board or other directors, and he explains in detail to the Board the reasons for certain recommendations of the Company’s management.

The Board of Directors is responsible for setting an appropriate culture of compliance within the organization, for establishing clear policies regarding the management of key risks and for ensuring that these policies are adhered to in practice. The risks that are an inherent part of the Company’s business and operations include credit risk, market risk, operational risk, liquidity risk, fiduciary risk, regulatory risk and legal and reputational risk. The Board must have an appropriate understanding of the types of risks to which the organization is exposed, and the Board must ensure that the organization’s management is fully capable, qualified and properly motivated to manage the risks arising for the organization’s business activities in a manner that is consistent with the Board’s expectations. Likewise, management is responsible for communicating and reinforcing the compliance culture that the Board has established and for implementing measures to promote the culture throughout the organization.

The Audit Committee of the Board of Directors is responsible for overseeing the Company’s risk management function on behalf of the Board. In carrying out this responsibility, the Audit Committee works closely with the Company’s Chief Risk Officer and Chief Internal Auditor and other members of the Company’s risk management team. The Audit Committee meets regularly with these individuals and receives an overview of findings from various risk management initiatives, including internal audits, Sarbanes-Oxley reports regulating internal controls over financial reporting and other regulatory compliance reports. The Company’s Chief Internal Auditor, in particular, provides a comprehensive report to the Audit Committee regarding the Company’s key risks. While the Audit Committee has primary responsibility for overseeing risk management, the entire Board of Directors is actively involved in overseeing this function for the Company as, on a monthly basis, the Board receives a report from the Audit Committee’s chairman and discusses the risks that the Company is facing. These risks are also discussed with members of management.

Other committees of the Board of Directors consider the risks within their areas of responsibility. For example, the Compensation Committee considers the risks that may be inherent in the Company’s compensation programs for both executive officers and other employees. For additional information regarding the Compensation Committee, see the “Executive Compensation” section beginning on page 20 of this proxy statement.

The Board of Directors has developed plans to establish and maintain effective risk management programs to address oversight, control and supervision of the Bank’s management, major operations and activities. With the size, geographic locations and financial diversity resulting from the organization’s rapid growth and former business strategies, the Company has focused on implementing cost-effective improvements to its risk management systems and to the other areas where improvements are needed. The Board of Directors and the management team are committed to improving and strengthening the Company’s governance, controls and risk management practices. As noted above, the Board of Directors and its committees regularly review and discuss risk management issues with management at each of their meetings.

Code of Ethics

The Company’s Board of Directors has approved a Code of Business Conduct and Ethics for directors, officers and all employees of the Company and its subsidiaries, including the Company’s principal executive officer, principal financial officer and principal accounting officer. A copy of the Code of Business Conduct and Ethics is available on the “Corporate Overview – Corporate Governance” page of the Company’s Internet web site at www.cbtrustcorp.com.

Board and Committee Meeting Attendance

There were 13 meetings of the Board of Directors in 2013. Each director attended at least 75% of the aggregate number of meetings of the Board of Directors and meetings of committees of which the director was a member in 2013.

Independent Directors Meetings

Non-employee directors meet periodically outside of regularly scheduled Board meetings.

Committees of the Board

The Board of Directors has standing audit, nominating and compensation committees.

Audit Committee

The Audit Committee assists the Board in the fulfillment of its oversight responsibilities with respect to the completeness and accuracy of the Company’s financial reporting and the adequacy of its financial and operating controls. The primary purpose of the Audit Committee is to provide independent and objective oversight with respect to the integrity of the Company’s financial statements, the independent auditor’s qualifications and independence, the performance of the Company’s internal audit function and independent auditors, the effectiveness of the Company’s internal control over financial reporting and compliance by the Company with legal and regulatory requirements. The Audit Committee also provides oversight of the Company’s risk management programs and activities and reviews the effectiveness of the Company’s process for managing and assessing risk. A copy of the Audit Committee’s charter is available on the “Corporate Overview – Corporate Governance” page of the Company’s Internet web site at www.cbtrustcorp.com.

The current members of the Audit Committee are Glenn J. Dozier (Chair), Troy A. Peery, Jr., S. Waite Rawls III, and Robin Traywick Williams. The Company’s Board of Directors has determined that each of Messrs. Dozier and Peery qualifies as an audit committee financial expert, as defined by the rules and regulations of the Securities and Exchange Commission, and that each member of the Audit Committee is independent, as independence for audit committee members is defined by the NASDAQ Stock Market’s listing standards.

The Audit Committee met 10 times in 2013. For additional information regarding the Audit Committee, see the “Report of the Audit Committee” section beginning on page 39 of this proxy statement.

Compensation Committee

The Compensation Committee assists the Board in the fulfillment of its oversight responsibilities with respect to the Company’s executive compensation. The primary purpose of the Compensation Committee is to ensure that the compensation and benefits for senior management and the Board of Directors is fair and appropriate, is aligned with the interests of the Company’s shareholders and does not pose a risk to the financial health of the Company or its affiliates. A copy of the Compensation Committee’s charter is available on the “Corporate Overview – Corporate Governance” page of the Company’s Internet web site at www.cbtrustcorp.com.

The current members of the Compensation Committee are Eugene S. Putnam, Jr. (Chair), Troy A. Peery, Jr., and John C. Watkins. The Company’s Board of Directors has determined that each member of the Compensation Committee is independent, as defined by the NASDAQ Stock Market’s listing standards. The Compensation Committee met five times in 2013.

The Company’s compensation program consists generally of salary, annual cash bonus and incentives, equity-based long-term compensation and benefits. The Compensation Committee is responsible for the review and approval of the Company’s compensation plans, compensation for senior management, salary and bonus ranges for other employees and all employment, severance and change in control agreements. The Compensation Committee also reviews and approves compensation for the directors of the Company and its banking subsidiary. The Compensation Committee recommends that its determinations be ratified by the independent members of the Company’s Board of Directors. The Compensation Committee has not delegated any of its authority to other persons.

In making its determinations with respect to compensation, the Compensation Committee has relied on recommendations from the Company’s President and Chief Executive Officer with respect to the salaries of the Company’s senior management and bonus levels for all employees. The Compensation Committee and the President and Chief Executive Officer work together to finalize these salary and bonus decisions. The Compensation Committee determines the compensation of the President and Chief Executive Officer, and the Board of Directors approves this determination.

During the fiscal year ended December 31, 2013, the Committee engaged Matthews Young – Management Consulting to provide compensation consulting services to the Company of a very limited nature. These services included providing to the Company’s President and Chief Executive Officer information with respect to average salaries, across the Company’s peer group, for selected management-level positions and other comparable positions.

For additional information regarding the Compensation Committee, see the “Executive Compensation” section beginning on page 20 of this proxy statement.

Nominating and Governance Committee

The Nominating and Governance Committee (the “Nominating Committee”) assists the Board in the fulfillment of its oversight responsibilities with respect to the Company’s corporate governance. The Nominating Committee is responsible primarily for making recommendations to the Board of Directors regarding the membership of the Board, including recommending to the Board the slate of director nominees for election at each annual meeting of shareholders, considering, recommending and recruiting candidates to fill any vacancies or new positions on the Board, including candidates that may be recommended by shareholders, establishing criteria for selecting new directors and reviewing the backgrounds and qualifications of possible candidates for director positions. A copy of the Nominating Committee’s charter is available on the “Corporate Overview – Corporate Governance” page of the Company’s Internet web site at www.cbtrustcorp.com.

The current members of the Nominating Committee are P. Emerson Hughes, Jr. (Chair), Richard F. Bozard, Alexander F. Dillard, Jr., Eugene S. Putnam, Jr., and Robin Traywick Williams. The Company’s Board of Directors has determined that each member of the Nominating Committee is independent, as defined by the NASDAQ Stock Market’s listing standards. The Nominating Committee met five times in 2013.

In identifying potential nominees for service as a director, the Nominating Committee takes into account such factors as it deems appropriate, including the current composition of the Board, to ensure diversity among its members. Diversity includes the range of talents, experiences and skills that would best complement those that are already represented on the Board, the balance of management and independent directors and the need for specialized expertise. Diversity also includes education, race, gender and the geographic areas where the individual has resided, worked or served. The Nominating Committee considers candidates for Board membership suggested by Board members and by management, and it will also consider candidates suggested informally by a shareholder of the Company.

Gerald F. Barber, who is being presented for election as a director for the first time at the Annual Meeting, was presented to the Nominating Committee by directors.

The Nominating Committee considers, at a minimum, the following factors in recommending to the Board of Directors potential new directors, or the continued service of existing directors:

•	Leadership and business executive management

•	Financial and regulatory experience

•	Integrity, honesty and reputation

•	Dedication to the Company and its shareholders

•	Independence

•	Any other factors that the Nominating Committee deems relevant, including age, size of the Board of Directors and regulatory approval considerations

The Nominating Committee may weight the foregoing criteria differently in different situations, depending on the composition of the Board of Directors at the time. In addition, prior to nominating an existing director for re-election to the Board of Directors, the Nominating Committee will consider and review an existing director’s Board and committee attendance and performance, independence, length of board service, and experience, skills and contributions that the existing director brings to the Board.

Shareholders entitled to vote for the election of directors may submit candidates for formal consideration by the Nominating Committee in connection with an annual meeting if the Company receives timely written notice, in proper form, for each such recommended director nominee. If the notice is not timely and in proper form, the nominee will not be considered by the Company. To be timely for the 2014 annual meeting, the notice must be received within the time frame set forth in the “Shareholder Proposals” section beginning on page 40 of this proxy statement. To be in proper form, the notice must include each nominee’s written consent to be named as a nominee and to serve, if elected, and information about the shareholder making the nomination and the person nominated for election. These requirements are more fully described in Section 3.4 of the Company’s Bylaws, a copy of which will be provided, without charge, to any shareholder upon written request to the Secretary of the Company, whose address is Community Bankers Trust Corporation, 9954 Mayland Drive, Suite 2100, Richmond, Virginia 23233.

Compensation Committee Interlocks and Insider Participation

No member of the Compensation Committee is a current or former officer or employee of the Company or any of its subsidiaries. In addition, there are no compensation committee interlocks with other entities with respect to any such member.

Annual Meeting Attendance

Meetings of the Board of Directors and its committees are held in conjunction with the annual meeting of shareholders, and the Company expects all directors and nominees to attend the annual meeting of shareholders. All of the directors then in office attended the 2013 annual meeting.

Communications with Directors

Any director may be contacted by writing to him or her in care of Community Bankers Trust Corporation, 9954 Mayland Drive, Suite 2100, Richmond, Virginia 23233. Communications to the non-management directors as a group may be sent to the same address, c/o the Secretary of the Company. The Company promptly forwards, without screening, all such correspondence to the indicated directors.

Director Compensation

The Company currently compensates its non-employee directors as follows:

•	Quarterly board retainer of $3,000 in value of shares of the Company’s common stock

•	Additional quarterly retainer for the Chairman of the Board of $2,500 in value of shares of the Company’s common stock

•	Additional retainer for each chairman of a Board committee of $1,250 in cash per quarter

•	Board meeting fees for the Chairman of the Board of $1,250 in cash per meeting

•	Board meeting fees for other non-employee directors of $950 in cash per meeting

•	Committee meeting fees of $450 in cash per meeting

The total compensation of the Company’s non-employee directors for the year ended December 31, 2013 is shown in the following table.

Name	Fees Earned or Paid in Cash ($)(3)	Stock Awards ($)(4)	Nonqualified Deferred Compensation Earnings ($)(5)	Total ($)
Richard F. Bozard	30,350	11,990	—	42,340
L. McCauley Chenault (1)	7,400	—	—	7,400
Alexander F. Dillard, Jr.	24,400	11,990	1,068	37,458
Glenn J. Dozier	33,500	11,990	—	45,490
P. Emerson Hughes, Jr.	23,775	11,990	2,165	37,930
Troy A. Peery, Jr.	23,275	11,990	—	35,265
Eugene S. Putnam, Jr.	26,975	11,990	—	38,965
S. Waite Rawls III	23,900	11,990	—	35,890
Rex L. Smith, III (2)	—	—	—	—
John C. Watkins	33,950	21,979	—	55,929
Robin Traywick Williams	36,425	11,990	—	48,415

(1)	Mr. Chenault served as a director until January 31, 2013.
(2)	Mr. Smith, as an employee of the Company, does not receive any compensation for his service as a director.
(3)	Amounts represent Board meeting fees and committee meeting fees.
(4)	Amounts represent retainers. Shares of common stock were issued to the directors following the date of the award. The date of each stock award, the number of shares in the award and the grant date fair value of the award is shown in the following table:

Name	Date of Award	Number of Shares	Grant Date Fair Value Per Share ($)
Richard F. Bozard	March 1, 2013	890	3.37
	June 1, 2013	925	3.24
	September 1, 2013	821	3.65
	December 1, 2013	810	3.70
Alexander F. Dillard, Jr.	March 1, 2013	890	3.37
	June 1, 2013	925	3.24
	September 1, 2013	821	3.65
	December 1, 2013	810	3.70
Glenn J. Dozier	March 1, 2013	890	3.37
	June 1, 2013	925	3.24
	September 1, 2013	821	3.65
	December 1, 2013	810	3.70
P. Emerson Hughes, Jr.	March 1, 2013	890	3.37
	June 1, 2013	925	3.24
	September 1, 2013	821	3.65
	December 1, 2013	810	3.70
Troy A. Peery, Jr.	March 1, 2013	890	3.37
	June 1, 2013	925	3.24
	September 1, 2013	821	3.65
	December 1, 2013	810	3.70

Name	Date of Award	Number of Shares	Grant Date Fair Value Per Share ($)
Eugene S. Putnam, Jr.	March 1, 2013	890	3.37
	June 1, 2013	925	3.24
	September 1, 2013	821	3.65
	December 1, 2013	810	3.70
S. Waite Rawls III	March 1, 2013	890	3.37
	June 1, 2013	925	3.24
	September 1, 2013	821	3.65
	December 1, 2013	810	3.70
John C. Watkins	March 1, 2013	1,631	3.37
	June 1, 2013	1,696	3.24
	September 1, 2013	1,505	3.65
	December 1, 2013	1,485	3.70
Robin Traywick Williams	March 1, 2013	890	3.37
	June 1, 2013	925	3.24
	September 1, 2013	821	3.65
	December 1, 2013	810	3.70

(5)	Amounts relate to participation of directors that served as directors of BOE Financial Services of Virginia, Inc., which the Company acquired on May 31, 2008 (“BOE Financial”), prior to its merger with the Company in the Directors’ Supplemental Retirement Plan and reflect changes in the value of each director’s interest in the plan during 2013. BOE Financial established the Directors’ Supplemental Retirement Plan for its non-employee directors in 2006. The Directors’ Supplemental Retirement Plan is designed to retain the future services of directors. This plan provides for a benefit upon the later of October 1, 2010 or retirement from service on the Board at the normal retirement age of 75. Benefits under this plan are payable at retirement for a period of 10 years. The Directors’ Supplemental Retirement Plan also contains provisions for change of control, as defined in the plan, which allow the directors to retain benefits under the plan in the event of a termination of service subsequent to a change of control, other than for cause. The Company assumed this plan in connection with its merger with BOE Financial.

PROPOSAL ONE

ELECTION OF DIRECTORS

General

The Company’s Board of Directors currently consists of 11 directors and is divided into three classes with staggered terms. The directors in Class III serve for a term that expires at the Annual Meeting, the directors in Class I serve for a term that expires at the 2015 annual meeting of shareholders and the directors in Class II serve for a term that expires at the 2016 annual meeting of shareholders. The Company appointed Gerald F. Barber to the Board in March 2014 and designated him as a Class II director.

The Board, upon the recommendation of the Nominating Committee, has nominated Gerald F. Barber, Richard F. Bozard, Glenn J. Dozier and S. Waite Rawls III for election to the Board at the Annual Meeting. All of the nominees presently serve as directors – the terms of Messrs. Bozard, Dozier and Rawls will expire at the Annual Meeting, and Mr. Barber, as a director appointed since the 2013 annual meeting of shareholders, is being presented to the shareholders for the first time. The Company is asking shareholders to elect Mr. Barber for a two-year term that expires at the 2016 annual meeting of shareholders and Messrs. Bozard, Dozier and Rawls for a three-year term that expires at the 2017 annual meeting of shareholders.

The Board of Directors recommends that the shareholders vote FOR the election of Messrs. Barber, Bozard, Dozier and Rawls. If you sign and return your proxy card in the enclosed envelope or execute a proxy by telephone or through the Internet, the persons named in the enclosed proxy card will vote to elect these four nominees unless you indicate otherwise. Your proxy for the Annual Meeting cannot be voted for more than four nominees.

Each of the Company’s nominees has indicated his willingness to serve if elected. If any nominee of the Company is unable or unwilling to serve as a director at the time of the Annual Meeting, then shares represented by properly executed proxies will be voted at the discretion of the persons named in those proxies for such other person as the Board may designate. The Company does not presently expect that any of the nominees will be unavailable.

The election of each nominee for director requires the affirmative vote of the holders of a plurality of the shares of common stock voted in the election of directors. Thus, those nominees receiving the greatest number of votes cast will be elected.

The following information sets forth the business experience for at least the past five years and other information for all nominees and all other directors whose terms will continue after the Annual Meeting. Such information includes each director’s service on the boards of TransCommunity Financial Corporation, which the Company acquired on May 31, 2008 (“TransCommunity Financial”), and BOE Financial, as the case may be. References to a director’s service on the board of BOE Financial include service on the board of its predecessor, Essex Bank (which became a wholly owned subsidiary of the Company in 2000) (the “Bank”).

The term of Alexander F. Dillard, Jr. as a Class III director expires at the Annual Meeting, and Mr. Dillard cannot stand for re-election under the age restrictions set forth in the Company’s Corporate Governance Guidelines. The Guidelines provide that a director not stand for re-election if the director is 73 or older at the end of his or her expiring term. The Company expresses its sincere gratitude to Mr. Dillard for his service as a director of BOE Financial and its successors since 1982 and Chairman of the Board of the Company from 2008 to 2011.

Nominee for Election to a Two-Year Term (Class II Director)

Gerald F. Barber, 62, has been a director of the Company since March 2014. Mr. Barber is a finance professional with almost 40 years of experience in accounting, auditing and consulting. He has worked with organizations of all sizes from start-up businesses to multi-national corporations and has delivered services to organizations in numerous industries, including banking, financial services, consumer/industrial products, retail and technology. He was a Transaction Services Partner with PricewaterhouseCoopers LLP (“PwC”) from 2001 to 2012 and led the U.S. Latin America Transaction Services Practice in Washington, D.C. and Miami, Florida from 2004 to 2012. Since his retirement from PwC in 2012, Mr. Barber has continued advising both middle market and multi-national corporations. He served as an adjunct professor at the University of Virginia’s McIntire School of Commerce during 2012 and 2013. He has been in the audit and accounting field since 1975.

Mr. Barber brings extensive experience in the areas of accounting and auditing, mergers and acquisitions, financial services and management.

Nominees for Election to a Three-Year Term (Class III Directors)

Richard F. Bozard, 67, has been a director of the Company since 2008. He had previously served as a director of TransCommunity Financial since 2006. Mr. Bozard was Vice President and Treasurer of Owens & Minor, Inc., a medical and surgical supplies distributor based in Mechanicsville, Virginia, from 1991 until his retirement in 2009. He had also been Senior Vice President and Treasurer of Owens & Minor Medical, Inc., a subsidiary of Owens & Minor, Inc., from 2004 until his retirement.

Mr. Bozard brings broad experience in the areas of management and oversight of public companies. He also has significant experience in asset and liability management, finance, strategic planning and mergers and acquisitions, which provides both the Board and management with a substantial resource, and thus he serves as Chair of the Board’s Asset and Liability Committee.

Glenn J. Dozier, 64, has been a director of the Company since 2011. Mr. Dozier has served as Senior Management Consultant and acting Chief Financial Officer for MolecularMD Corp., a molecular diagnostic and clinical trial testing company based in Portland, Oregon, Cambridge, Massachusetts and West Palm Beach, Florida, since 2009. Mr. Dozier was an authorized representative with Riverstone Properties LLC, a real estate management firm based in Richmond, Virginia, from 2006 until his retirement in 2010.

Mr. Dozier has more than 35 years of accomplishments in delivering strong management results in a wide variety of industries and environments. He also has provided successful leadership in general management, finance, strategic planning, human resources, property management and information systems. Having served as a chief financial officer of several companies, including NYSE and NASDAQ traded companies and a Fortune 500 company, during his career, Mr. Dozier has proven abilities in tactical and strategic financial functions.

S. Waite Rawls III, 65, has been a director of the Company since 2011. Mr. Rawls has been Co-Chief Executive Officer of the American Civil War Museum in Richmond, Virginia, since November 2013. He was President of the Museum of the Confederacy in Richmond, Virginia, from 2004 to 2013.

Mr. Rawls has numerous years of leadership positions in, among others, the technology, financial management and capital market fields, all of which underscore the insight that he has as a director. Mr. Rawls also has 18 years of working experience in the banking industry, serving as Vice Chairman of Continental Bank in Chicago, Illinois for four years and with Chemical Bank, including Managing Director, in New York, New York for 14 years. While the banking industry has changed, Mr. Rawls remains very familiar with the issues facing banks and the regulatory environment in which they operate.

Directors Whose Terms Do Not Expire This Year (Class I and Class II Directors)

P. Emerson Hughes, Jr., 70, has been a director of the Company since 2008. He had previously served as a director of BOE Financial since 2004. Mr. Hughes is President and operator of Holiday Barn, Ltd., a pet boarding and day care facility based in Richmond, Virginia, where he has been employed since 1972.

Mr. Hughes brings long-term corporate management experience as a small business owner. His experience also provides the Board and management a significant resource with respect to human resources, marketing and sales management. Mr. Hughes has knowledge of commercial business needs in the Bank’s central Virginia market areas, and he has significant community ties to those areas.

Troy A. Peery, Jr., 67, has been a director of the Company since 2008 and served as Vice Chairman of the Board from 2008 to 2011. He had previously served as a director of TransCommunity Financial since 2002. Mr. Peery has been President of Peery Enterprises, a real estate development company based in Manakin-Sabot, Virginia, since 1998.

Mr. Peery brings significant operational, financial management and governance experience, including his prior service in executive management and as a director for Heilig-Meyers Company, Open Plan Systems, Inc. and S & K Famous Brands, Inc., all of which were public companies. He also has significant community ties to the Bank’s central Virginia market areas.

Eugene S. Putnam, Jr., 54, has been a director of the Company since 2005 and served as its Chairman of the Board from 2005 to 2008. Mr. Putnam has been President and Chief Financial Officer for Universal Technical Institute, Inc., a post-secondary education provider, since March 2011. He served as Executive Vice President and Chief Financial Officer for Universal Technical Institute, Inc. from 2008 to 2011, and he served as its interim Chief Financial Officer from January 2008 to July 2008. From 2005 to May 2007, Mr. Putnam was Executive Vice President and Chief Financial Officer of Aegis Mortgage Corporation, a mortgage origination and servicing company that filed for bankruptcy protection in August 2007.

Mr. Putnam brings high level financial expertise as chief financial officer of publicly traded companies and experience in risk management and strategic planning. He also has banking expertise in corporate finance, capital planning and balance sheet management. His background helps him play critical roles on the Board’s committees.

Rex L. Smith, III, 56, has been a director of the Company since 2011. Mr. Smith has been President and Chief Executive Officer of the Company and the Bank since 2011. He served as the Bank’s Executive Vice President and Chief Banking Officer from 2010 to 2011, and he held the responsibilities of President and Chief Executive Officer of the Company and the Bank, including serving as Executive Vice President of the Company, for eight months in 2010 and 2011. From 2009 to 2010, he was the Bank’s Executive Vice President and Chief Administrative Officer. From 2007 to 2009, he was the Central Virginia President for Gateway Bank and Trust and, from 2000 to 2007, he was President and Chief Executive Officer of The Bank of Richmond.

Mr. Smith has an extensive background in the banking industry and a unique perspective from the management experiences that he has had with different banks. He is also intimately aware of the particular opportunities and challenges facing the Company and the Bank, as he has been a member of executive management for five years.

John C. Watkins, 67, has been a director of the Company since 2008 and has served as Chairman of the Board since 2011. He had previously served as a director of TransCommunity Financial and its predecessor, Bank of Powhatan, N.A., since 1998. Senator Watkins was President of Watkins Nurseries, Inc., a landscape design firm and wholesale plant material grower based in Midlothian, Virginia, from 1998 to 2008, and he currently serves as the Chairman of its board of directors. He has also been Manager and Development Director for Watkins Land, LLC, a real estate company based in Midlothian, Virginia, since 1999. He was a member of the Virginia House of Delegates from 1982 to 1998 and has been a member of the Senate of Virginia since 1998.

Senator Watkins brings long-term corporate management experience as a small business owner and entrepreneur, through his ownership and operation of successful businesses in the Company’s market areas. He also brings substantial government and public policy expertise and leadership knowledge to the Company due to his long service in the Virginia state government. He has significant community ties to the Bank’s central Virginia market areas.

Robin Traywick Williams, 63, has been a director of the Company since 2008. She had previously served as a director of TransCommunity Financial since 2002. Mrs. Williams is a writer and, from 2009 to 2011, she served as president of the Thoroughbred Retirement Foundation. From 1998 to 2003, she served as Chairman of the Virginia Racing Commission in Richmond, Virginia.

Mrs. Williams brings regulatory and governance leadership to the Board through her experience with Virginia government and regulatory agencies and community organizations. She also has significant community ties to the Bank’s central Virginia market areas.

EXECUTIVE OFFICERS

The Company’s executive officers as of March 20, 2014 and their respective ages and positions are set forth in the following table.

Name	Age	Position

Rex L. Smith, III	56	President and Chief Executive Officer
		Community Bankers Trust Corporation and Essex Bank

Bruce E. Thomas	50	Executive Vice President and Chief Financial Officer
		Community Bankers Trust Corporation and Essex Bank

Jeff R. Cantrell	51	Executive Vice President and Chief Operating Officer
		Essex Bank

John M. Oakey, III	46	Executive Vice President, General Counsel and Secretary
		Community Bankers Trust Corporation and Essex Bank

William E. Saunders, Jr.	51	Executive Vice President and Chief Risk Officer
		Essex Bank

W. Thomas Townsend	64	Executive Vice President and Chief Credit Officer
		Essex Bank

The following information sets forth the business experience for at least the past five years and other information for the executive officers. Such information with respect to Mr. Smith is set forth above in the “Proposal One – Election of Directors” section.

Mr. Thomas has been Executive Vice President and Chief Financial Officer of the Company since 2010, and he was Senior Vice President and Chief Financial Officer of the Company from 2008 to 2010. From 2000 to 2008, he was Senior Vice President and Chief Financial Officer of BOE Financial. He has been employed in various positions with the Bank since 1990 and is currently the Bank’s Executive Vice President and Chief Financial Officer.

Mr. Cantrell has been the Bank’s Executive Vice President and Chief Operating Officer since July 2012, and he was the Bank’s Senior Vice President and Senior Financial Officer from 2009 to 2012. From 2008 to 2009, he was Executive Vice President, Chief Financial Officer and Chief Operating Officer for North Metro Financial LLC, the organizational entity for a bank in organization in Georgia. From 1984 to 2008, he was employed with Regions Bank, where he most recently served in the position of Senior Vice President and East Region Financial Manager.

Mr. Oakey has been General Counsel and Secretary of the Company and the Bank since 2009, with the titles of General Counsel since 2010 and Senior Legal Counsel from 2009 to 2010. He was named Executive Vice President in 2011. From 2007 to 2009, he was Director and Assistant General Counsel for Circuit City Stores, Inc. Until 2007, he was a partner at the law firm of Williams Mullen, where he began practicing in 1995.

Mr. Saunders has been the Bank’s Executive Vice President and Chief Risk Officer since 2011. From 2010 to 2011, he served as the Bank’s Executive Vice President and Chief Operating Officer. From 2008 to 2010, he served as the Bank’s Senior Vice President – Chief Risk Officer. From 2004 to 2008, he was the Bank’s Vice President – Risk Management.

Mr. Townsend has been the Bank’s Executive Vice President and Chief Credit Officer since 2011. Mr. Townsend has 42 years of experience in the banking industry and is retired from the Federal Reserve Bank of Richmond, where he most recently served as a Senior Examiner from 2000 to 2010.

EXECUTIVE COMPENSATION

Compensation Committee Report

The Compensation Committee of the Board of Directors reviews and establishes the compensation program for the Company’s senior management, including the named executive officers in the Summary Compensation Table below, and provides oversight of the Company’s compensation program. A discussion of the principles, objectives, components, analyses and determinations of the Committee with respect to executive compensation is included in the Compensation Discussion and Analysis that follows this Committee report. The Compensation Discussion and Analysis also includes discussion with respect to the Committee’s review of officer and employee compensation plans and specifically any features that may encourage employees to take unnecessary and excessive risks. The specific decisions of the Committee regarding the compensation of the named executive officers are reflected in the compensation tables and narrative that follow the Compensation Discussion and Analysis.

The Compensation Committee certifies that:

(1) it reviewed with the senior risk officer the senior executive officer compensation plans and made all reasonable efforts to ensure that these plans do not encourage the senior executive officers to take unnecessary and excessive risks that threaten the value of the Company;

(2) it reviewed with the senior risk officer the employee compensation plans and made all reasonable efforts to limit any unnecessary risks these plans pose to the Company; and

(3) it reviewed the employee compensation plans to eliminate any features of these plans that would encourage the manipulation of reported earnings of the Company and the Bank to enhance the compensation of any employee.

The Committee has reviewed the Compensation Discussion and Analysis and discussed it with the Company’s management. Based on this review and discussion, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in the Company’s annual report on Form 10-K for the year ended December 31, 2013 and the Company’s 2014 proxy statement.

Compensation Committee

Eugene S. Putnam, Jr., Chair

Troy A. Peery, Jr.

John C. Watkins

Date: March 20, 2014

Compensation Discussion and Analysis

General

The Compensation Committee of the Company’s Board of Directors reviews and establishes the compensation program for the Company’s senior management, including the named executive officers in the Summary Compensation Table below, and provides oversight of the Company’s compensation program. The Committee consists entirely of non-employee, independent members of the Board and operates under a written charter approved by the Board.

The Committee specifically discharges Board oversight responsibilities with respect to

•	the compensation of the Company’s Chief Executive Officer and other executive officers and other key employees;

•	the administration of incentive compensation plans, including stock plans and short- and long-term incentive compensation plans; and

•	the approval, review and oversight of certain other benefit plans of the Company.

The Company’s compensation program generally consists of salary, annual cash bonus and incentives, equity-based long-term compensation and benefits. Benefits include participation in the Company’s 401(k) plan and health insurance benefits. The Company also has a defined benefit pension plan, which has been frozen, and a supplemental retirement plan, which has been frozen to new entrants. In addition, the Company offers perquisites to certain executive officers such as use of Company-owned vehicles. The Company recognizes that competitive compensation is critical for attracting, motivating, rewarding and retaining qualified executives. One of the fundamental objectives of the Company’s compensation program is to offer competitive compensation and benefits for all employees, including executive officers, in order to compete for and retain talented personnel who will lead the Company in achieving levels of financial performance that enhance shareholder value.

Over the past five years, the Company spent considerable time remediating issues of regulatory concern following significant growth in 2008 and 2009 that strained the Company’s organizational structure and the effectiveness of risk management programs that are appropriate for the various functions of an organization of its size and complexity. These efforts required a strong and dedicated management team capable of effecting key internal changes. The Company’s actions brought a renewed focus on strategic growth for the franchise, through both internal loan growth and appropriate branch and market development. This growth likewise requires a management team with relevant experience. As a result, a primary focus of the Company’s compensation program has been, and continues to be, to attract and retain a team of experienced bankers.

As discussed below, the Committee engaged Matthews Young – Management Consulting, an independent consultant, on a very limited basis to assist it in carrying out certain responsibilities with respect to executive compensation for the 2013 year.

The following discussion explains the material elements of compensation paid to the Company’s named executive officers and provides the material factors underlying its compensation policies and practices. The information in this discussion specifically provides context for the compensation disclosures in the tables that follow it and should be read along with those disclosures.

American Recovery and Reinvestment Act of 2009

On December 19, 2008, the Company entered into a letter agreement with the United States Department of the Treasury (“Treasury”) under which it issued 17,680 shares of its Series A preferred stock in connection with the Capital Purchase Program under the Treasury’s Troubled Asset Relief Program (“TARP”). In accordance with the terms of the letter agreement, the Company and the named executive officers amended certain employment agreements and benefit plans and arrangements to the extent necessary to be in compliance with the executive compensation and corporate governance requirements of Section 111(b) of the Emergency Economic Stabilization Act of 2008 (“EESA”) as implemented by any guidance or regulation under Section 111(b) of EESA that was issued and in effect as of the closing date of the transaction. Section 7001 of the American Recovery and Reinvestment Act of 2009 (“ARRA”) amended Section 111 of EESA to provide that TARP participants are subject to the “standards established by the Secretary” and directs the Secretary of Treasury to “require each TARP recipient to meet appropriate standards for executive compensation and corporate governance.”

The Company updated its obligations under the letter agreement on January 1, 2014 when it reincorporated from Delaware to Virginia.

Under regulations that have been issued pursuant to EESA, the Committee has reviewed all components of the Company’s compensation program, as described below, with respect to the Company’s senior executive officers, which include the named executive officers. These components have consisted of employment agreements, bonus arrangements (including an annual incentive plan) and a stock incentive plan. None of these components presently contain any feature that, in the Committee’s review, would encourage the senior executive officers to take unnecessary and excessive risks that would threaten the value of the Company.

In addition, in conjunction with a review with the Company’s Chief Risk Officer, the Committee reviewed employee compensation plans generally. Most of the Company’s employees are compensated by the payment of salary, and historically certain employees would be awarded a performance bonus if, in the estimation of their managers, their performance merited such an award. The Committee determined that there is no element in any senior executive officer plan or any employee plan that would encourage the executives or employees to manipulate reported earnings in order to enhance compensation.

Compensation Program

The elements of the Company’s compensation program represent the elements that the Company has offered in the past in order to attract, motivate, reward and retain highly qualified executive officers. The Company believes that these elements are also standard compensation components of its peer companies and allow the Company to present an attractive compensation package to each of its named executive officers in comparison with these companies.

The Committee approves the compensation of all members of senior management, including the named executive officers.

Bruce E. Thomas, the Company’s Executive Vice President and Chief Financial Officer, had an employment agreement with the Company during 2013. A summary of the agreement is set forth below following the Summary Compensation Table. No other executive officers had an employment agreement with the Company during 2013.

Salary

The base salary of the named executive officers is designed to be competitive with that of the Company’s peer banks, as described further below. In establishing the base salary for the named executive officers, the Committee relies on an evaluation of the officers’ level of responsibility and performance and on comparative information. In establishing the base salary, other than for the Chief Executive Officer, the Committee also receives and takes into account the individual compensation recommendations from the Chief Executive Officer. The salary of the Chief Executive Officer is also approved by the independent members of the Board of Directors, upon recommendation of the Committee.

In December 2012, the Committee reviewed and determined salaries for the 2013 year. The Committee received and reviewed recommendations from Mr. Smith for increases in salaries for the other named executive officers. The Committee considered the reasons for the proposed increases, including the value that each officer has contributed to the Company and Mr. Smith’s desire to bring such salaries in line with the mid-point level of the Company’s peer group, based on updated peer group information prepared by the Committee’s compensation consultant. This information included only current salary range averages and did not include the names of any banks included in the peer group, which was comprised of banks of similar asset size to the Company and in or close to the Company’s market area. As a result, the Committee determined to make, at Mr. Smith’s recommendations, the salary increases for the named executive officers as set forth below effective as of January 1, 2013.

Name	2012 Salary	2013 Salary

W. Thomas Townsend	$184,000	$194,000
Bruce E. Thomas	$175,000	$185,000
John M. Oakey, III	$175,000	$185,000
Jeff R. Cantrell	$170,000	$180,000

Also in December 2012, the Committee reviewed and determined a salary for Mr. Smith for the 2013 year. The Committee considered the release of the Company and the Bank from a written agreement with their federal and state banking regulators and the financial performance of the Company during 2012 from the standpoint of both earnings and credit quality. The Committee also considered reasons for an increase, including the value that Mr. Smith had contributed to the Company and was expected to continue to contribute to the Company in the future. There was recognition that Mr. Smith’s salary was well below the 50th percentile level of the Company’s peer group, and the Committee acknowledged its desire to bring his salary in line with this level, consistent with the other executive officers of the Company. As a result, the Committee approved a salary increase for Mr. Smith from $230,000 to $325,000, effective January 1, 2013, and this increase was subsequently approved by the Board of Directors.

In December 2013, the Committee reviewed and determined salaries for the 2014 year. As it did the previous year, the Committee received and reviewed recommendations from Mr. Smith for increases in salaries for the other named executive officers. The Committee considered the reasons for the proposed increases, including the value that each officer has contributed to the Company and Mr. Smith’s desire to maintain such salaries relatively in line with the mid-point level of the Company’s peer group, based on updated peer group information prepared by the Committee’s compensation consultant. Similar to the information provided in 2012, this information included only current salary range averages and did not include the names of any banks included in the peer group. Mr. Smith also recommended that Mr. Cantrell receive a more meaningful increase in salary due to his exceeding performance expectations for his position. As a result, the Committee determined to make, at Mr. Smith’s recommendations, the salary increases for the named executive officers as set forth below effective as of January 1, 2014.

Name	2013 Salary	2014 Salary

W. Thomas Townsend	$194,000	$198,000
Bruce E. Thomas	$185,000	$191,000
John M. Oakey, III	$185,000	$191,000
Jeff R. Cantrell	$180,000	$191,000

Also in December 2013, the Committee reviewed and determined a salary for Mr. Smith for the 2014 year. The Committee considered the financial performance of the Company during 2013 from the standpoint of both earnings and credit quality. The Committee also considered reasons for an increase, including the value that Mr. Smith has contributed to the Company and the leadership that he is expected to provide to the Company in the future. There was recognition that Mr. Smith’s salary was still below the 50th percentile level of the Company’s peer group, and the Committee acknowledged its desire to continue to bring his salary in line with this level, consistent with the other executive officers of the Company. As a result, the Committee approved a salary increase for Mr. Smith from $325,000 to $375,000, effective January 1, 2014, and this increase was subsequently approved by the Board of Directors.

Annual Incentives and Bonuses

For the 2013 year, the Committee adopted an objectives-based incentive plan for the named executive officers and other key employees that tied incentive payments to specific operating metrics of the Company. These metrics were net income, the percentage of non-performing assets to total loans plus other real estate owned (“OREO”) for the Bank’s non-covered portfolio at 2013 year end and a discretionary component; the three metrics were assigned weights of 40%, 40% and 20%, respectfully. The plan included threshold, target and maximum levels of performance for each metric and a corresponding payout, weighted as a percentage of salary, to each of the named executive officers based on the achievement of such levels. The range of the payout would be generally from 5.0% (threshold) to 15.0% (maximum) of salary for each of the named executive officers except for Mr. Smith. There would be no payout for any metric if the threshold amount for the net income metric was not achieved. The ability of Mr. Smith to receive a bonus for 2013 was restricted by TARP regulations.

For 2013, the Company’s net income exceeded the threshold amount (but not the target amount) under the plan, which corresponded to a 40% weighted payout of 5% of salary, and the amount of non-performing assets as a percentage of total loans plus OREO exceeded the target amount (but not the maximum amount), which corresponded to a 40% weighted payout of 10% of salary. Mr. Smith recommended an additional 1.5% of salary for the named executive officers, with respect to the job-related discretionary component of the bonus, with an increase of such amount to 2.0% for Mr. Cantrell for the completion of individual goals during the year. As a result, the Committee approved bonuses under the 2013 annual incentive plan, which ranged from 7.5% to 8.0% of salary, as follows:

Name	2013 Bonus

W. Thomas Townsend	$14,550
Bruce E. Thomas	$13,875
John M. Oakey, III	$13,875
Jeff R. Cantrell	$14,400

For the 2014 year, the Committee has adopted an incentive plan for the named executive officers and other key employees that is similar in structure to the plan for the 2013 year. The 2014 plan retains the net income metric and the job-related discretionary component, which are assigned weights of 60% and 10%, respectively. The asset quality metric, which has an assigned weight of 30%, has been modified for 2014 and is the amount of non-performing assets as a percentage of total assets at 2014 year end. The ability of Mr. Smith to receive a cash bonus for 2014 remains restricted by TARP regulations.

Long-Term Incentives

In 2009, the Company adopted and its shareholders approved the Community Bankers Trust Corporation 2009 Stock Incentive Plan. The purpose of the plan is to further the long-term stability and financial success of the Company by attracting and retaining employees and directors through the use of stock incentives and other rights that promote and recognize the financial success and growth of the Company. The Company believes that ownership of Company stock will stimulate the efforts of such employees and directors by further aligning their interests with the interests of the Company’s shareholders. The plan is to be used to grant restricted stock awards, stock options in the form of incentive stock options and non-statutory stock options, stock appreciation rights and other stock-based awards to employees and directors of the Company. As adopted, the plan makes available up to 2,650,000 shares of common stock for issuance to participants under the plan.

In January 2013, at the recommendation of the Chief Executive Officer, the Committee approved stock option awards to the named executive officers, except for the Chief Executive Officer, and other key employees. The Committee also approved a restricted stock award for the Chief Executive Officer. The award to Mr. Smith was consistent with the provisions of the Interim Final Rule on TARP Standards for Compensation and Corporate Governance that the Treasury issued in June 2009 under the EESA and the ARRA (the “TARP Interim Final Rule”). In determining the specific amounts for the stock option and restricted stock awards, the Committee considered that such awards would motivate individual long-term performance and would link each officer’s interest directly with shareholder interests. In addition, the exercise price for each stock option award was set at a price above the common stock’s closing sales price on the date of the award. The specific amounts of the awards for the named executive officers are set forth in the “Grants of Plan-Based Awards” table below.

In January 2014, at the recommendation of the Chief Executive Officer, the Committee approved stock option awards to certain named executive officers and other key employees. Mr. Townsend did not receive an award because of his planned retirement in June 2014. In determining the specific amounts for the stock option awards, the Committee considered that such awards would motivate individual long-term performance and would link each officer’s interest directly with shareholder interests. The number of shares underlying the stock option awards granted in January 2014 was the same as the stock option awards granted in 2013.

All unexercised stock option awards that had been issued under the TransCommunity Financial Corporation 2001 Stock Option Plan and the TransCommunity Financial Corporation 2007 Equity Compensation Plan expired in 2013. All remaining awards that had been issued under the BOE Financial Services of Virginia, Inc. Stock Incentive Plan and the BOE Financial Services of Virginia, Inc. Stock Option Plan for Outside Directors will expire in 2014.

In the future, the Company expects that any stock option grants and restricted stock awards to executive officers will be approved at regularly scheduled Committee meetings, and subsequently approved by the Board of Directors. The Company’s Chief Executive Officer will provide the Committee with a recommendation concerning the recipients, the reason for the award and the number of shares to be awarded. The grant date will generally be the date of the meeting at which the Board approves awards presented by the Committee. The Company will not tie the timing of the issuance of stock options or restricted stock awards to the release or withholding of material non-public information.

Retirement Program

The Company’s retirement program is designed to provide executive officers with an appropriate level of financial security and income, following retirement, relative to their pre-retirement earnings. The Company believes that its retirement program has been a valuable tool in attracting and retaining highly qualified employees. The retirement program historically has been reflective of common practices among companies of similar size and structure.

During 2013, the components of the Company’s retirement program included the following:

•	a non-tax qualified Supplemental Executive Retirement Plan for certain executives to supplement the benefits that such executives can receive under other retirement program components and social security

•	a 401(k) employee savings plan for which all full-time employees who are 21 years of age or older are eligible to participate

Another component of the Company’s retirement program has been a noncontributory defined benefit pension plan for all full-time employees who are 21 years of age or older and who have completed one year of eligibility service. The Company froze, effective December 31, 2010, the plan benefits for all participants in the pension plan, which was a benefit available only to employees of the Bank prior to the merger of BOE Financial with and into the Company. The Company had frozen the pension plan to new entrants in 2008.

Additional information with respect to all of these components is set forth in the “Post-Employment Compensation” section below.

Perquisites and Fringe Benefits

Perquisites and fringe benefits are designed to provide certain personal benefits and to fund certain expenditures that are common among executive officers in many companies. The Committee believes that this component of compensation is a valuable tool in attracting, motivating, rewarding and recruiting highly qualified employees. The Committee will review the level of these benefits on an annual basis.

The Company provides Mr. Smith with the use of a company automobile. The employment agreement with Mr. Thomas provides for an automobile or automobile allowance, with appropriate insurance coverage and maintenance expenses, and for the payment or reimbursement for country club dues that may be incurred. The Company provides Mr. Cantrell with an automobile allowance.

Post-Termination Compensation

Under his employment agreement, Mr. Thomas may be entitled to post-termination compensation in certain cases. These provisions are detailed further and quantified in the section below titled “Post-Employment Compensation.”

In connection with the Company’s receipt of TARP funds, Mr. Thomas has signed a waiver of acknowledgement for the benefit of Treasury that the TARP regulation in effect at such time may require modification of the compensation, bonus, incentive, and other benefits plans, policies, and agreements that the Company has that affect his compensation. These restrictions significantly modify the provisions of the agreement that the Company has with him that relate to severance payments in the event of his termination of employment.

Each of the other named executive officers has signed a similar waiver of acknowledgement for the benefit of Treasury, although there are no other agreements that provide for post-termination compensation.

Mr. Cantrell had received a change-in-control agreement in connection with his promotion to the Chief Operating Officer position. The agreement, which is also detailed further and quantified in the section below titled “Post-Employment Compensation”, was provided to him as part of an overall compensation package that included components to give certain assurances to Mr. Cantrell for his relocation from the Georgia market to the Company’s headquarters in Virginia. The agreement terminated in January 2014.

Compensation Limitations for TARP Recipients

The following is a summary of certain executive compensation limitations under the EESA and the ARRA:

•	a requirement to recover any bonus payment to a senior executive officer or any of the next 20 most highly compensated employees if payment was based on materially inaccurate financial statements or performance metric criteria

•	a prohibition on making any golden parachute payments to a senior executive officer or any of the next five most highly compensated employees

•	a prohibition on paying or accruing any bonus payment to the most highly compensated employee, except as otherwise permitted by the rules

•	a prohibition on maintaining any plan for senior executive officers that encourages such officers to take unnecessary and excessive risks that threaten the Company’s value

•	a prohibition on maintaining any employee compensation plan that encourages the manipulation of reported earnings to enhance the compensation of any employee

•	a prohibition on providing tax gross-ups to a senior executive officer or any of the next 20 most highly compensated employees

The Committee reviews these and other requirements under the EESA and the ARRA in making its compensation determinations with respect to the Company’s senior management, including the named executive officers.

Summary Compensation Table

The table below sets forth, for the years ended December 31, 2013, December 31, 2012 and December 31, 2011, the compensation earned by the following named executive officers:

•	the individuals who served as the Company’s principal executive officer and the principal financial officer during 2013

•	the three other most highly compensated executive officers who were executive officers at December 31, 2013

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($) (3)	Option Awards ($) (3)	Non- Equity Incentive Plan Compen- sation ($) (4)	Non- Qualified Deferred Compen- sation Earnings ($) (5)	All Other Compen- sation ($) (6)	Total ($)
Rex L. Smith, III	2013	325,000	—	71,500	2,607	—	—	18,338	417,445
President and Chief	2012	230,000	—	—	2,607	—	—	17,499	250,106
Executive Officer	2011	205,000	—	—	20,547	—	—	15,696	241,243

Bruce E. Thomas	2013	185,000	—	—	9,719	13,875	9,165	13,998	231,757
Executive Vice President	2012	175,000	—	—	5,386	19,250	62,963	13,125	275,724
and Chief Financial Officer	2011	165,000	200	—	2,607	—	105,480	12,406	285,693

Jeff R. Cantrell	2013	180,000	—	—	8,257	14,400	—	15,542	218,199
Executive Vice President and Chief Operating Officer, Essex Bank (1)	2012	162,901	25,000	—	2,853	18,275	—	15,203	224,232

John M. Oakey, III	2013	185,000	—	—	9,719	13,875	—	8,391	216,985
Executive Vice President,	2012	175,000	—	—	5,386	19,250	—	7,988	207,624
General Counsel and Secretary	2011	165,000	200	—	2,607	—	—	7,651	175,458

W. Thomas Townsend	2013	194,000	—	—	7,112	14,550	—	9,751	225,413
Executive Vice President	2012	184,000	—	—	2,779	19,780	—	9,160	215,719
and Chief Credit Officer, Essex Bank (2)	2011	180,000	20,200	—	—	—	—	8,299	208,499

(1)	Mr. Cantrell became an executive officer in July 2012. He received a relocation bonus in the amount of $25,000 at that time.
(2)	Mr. Townsend joined the Company in January 2011. He received a signing bonus in the amount of $20,000 at that time.
(3)	These amounts reflect the value determined by the Company for accounting purposes for these awards and do not reflect whether the recipient has actually realized a financial benefit from the awards (such as by vesting in a restricted stock award or by exercising stock options). This column represents the dollar amount recognized for financial statement reporting purposes for the applicable fiscal year for awards of restricted stock or stock options, as the case may be, granted to each of the named executive officers, in accordance with FASB ASC Topic 718. Pursuant to the rules of the Securities and Exchange Commission, the amounts shown exclude the impact of estimated forfeitures related to service-based vesting conditions.
(4)	These amounts reflect pay-outs under the Company’s objectives-based incentive plan. Additional information on this plan is included in the “Compensation Program – Annual Incentives and Bonuses” section above.
(5)	The amount for 2013 represents the $9,165 change in value of Mr. Thomas’s accumulated benefit in the supplemental executive retirement plan. The change in value of his accumulated benefit in the pension plan was negative (in the amount of $57,832) and thus is not included in the table. Additional information on these plans is included in the “Post-Employment Compensation” section below.

(6)	Amounts for 2013 represent, for Mr. Smith, $10,200 in 401(k) plan matching contributions, $6,420 in employer-paid healthcare and $1,718 for an automobile allowance, for Mr. Thomas, $7,149 in 401(k) plan matching contributions, $6,420 in employer-paid healthcare and $429 for an automobile allowance, for Mr. Cantrell, $6,722 in 401(k) plan matching contributions, $6,420 in employer-paid healthcare and $2,400 for an automobile allowance, for Mr. Oakey, $7,191 in 401(k) plan matching contributions and $1,200 in employer-paid healthcare and, for Mr. Townsend, $8,551 in 401(k) plan matching contributions and $1,200 in employer-paid healthcare.

Employment Agreements

The Company has an employment agreement with Bruce E. Thomas. The Company does not currently have employment agreements with any of its other executive officers.

The agreement with Bruce E. Thomas became effective as of May 31, 2008, which was the effective date of the merger of the Company and BOE Financial. Effective as of that date and pursuant to his employment agreement, Mr. Thomas serves as the Company’s Chief Financial Officer, at a salary determined by the Company’s Board of Directors. The initial term of the employment agreement was for three years after the merger date. On each anniversary of the merger date, upon the review and approval of the Board of Directors, the term of the agreement is extended by an additional year unless the Company or Mr. Thomas gives written notice at least 30 days prior to an anniversary date that no further extensions should occur.

The employment agreement with Mr. Thomas imposes certain limitations on him, precluding him from soliciting the Company’s or the Bank’s employees and customers and, without the Company’s prior written consent, competing with the Company or the Bank by forming, serving as an organizer, director, officer or consultant to, or maintaining a more than one percent passive investment in a depository financial institution or holding company if such entity has one or more offices or branches located within a 10-mile radius of the headquarters or any branch banking office of the Company or the Bank. These limitations will be for a period of two years from the date on which Mr. Thomas ceases to be an employee of the Company except that, in the case of a termination without cause or for good reason following a change in control, the non-compete and customer solicitation restrictions will be in force for only one year.

Mr. Thomas’s employment agreement addresses termination of his employment under various termination scenarios. Information on these terms is provided in the “Post-Employment Compensation” section below.

Grants of Plan-Based Awards

The following table shows potential annual performance-based bonuses and awards of restricted stock and non-statutory stock options under the Company’s 2009 Stock Incentive Plan during the year ended December 31, 2013.

		Estimated Possible Payouts Under Non-Equity Incentive Plan Awards (1)			All Other Stock Awards: Number of Shares of Stock or Units (#)(2)	All Other Option Awards: Number of Securities Underlying Options (#)(3)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards ($)(4)
Name	Grant Date	Threshold ($)	Target ($)	Maximum ($)
Smith	1/17/2013	—	—	—	25,000	—	—	71,500
Thomas	1/17/2013	—	—	—	—	15,000	2.86	17,331
	—	9,250	18,500	27,750	—	—	—	—
Cantrell	1/17/2013	—	—	—	—	15,000	2.86	17,331
	—	9,000	18,000	27,000	—	—	—	—
Oakey	1/17/2013	—	—	—	—	15,000	2.86	17,331
	—	9,250	18,500	27,750	—	—	—	—
Townsend	1/17/2013	—	—	—	—	15,000	2.86	17,331
	—	9,700	19,400	29,100	—	—	—	—

(1)	For the 2013 year, the Committee adopted an objectives-based incentive plan for the named executive officers that tied incentive payments to specific operating metrics of the Company. These metrics were net income, the percentage of non-performing assets to total loans plus OREO for the Bank’s non-covered portfolio and a discretionary component, which were assigned weights of 40%, 40% and 20%, respectfully. The plan included threshold, target and maximum levels of performance for each metric and a corresponding payout, weighted as a percentage of salary, to each of the named executive officers based on the achievement of such levels. The range of the payout would be generally from 5.0% (threshold) to 15.0% (maximum) of salary for each of the named executive officers except for Mr. Smith. The ability of Mr. Smith to receive a bonus for 2013 was restricted by TARP regulations.
(2)	On January 17, 2013, the Company granted to Mr. Smith a “long-term restricted stock” award consistent with the provisions of the TARP Interim Final Rule. The shares of restricted stock will vest according to the following schedule: 25% on January 17, 2014, 25% on January 17, 2015, 25% on January 17, 2016 and 25% on January 17, 2017. The resulting shares of common stock received upon vesting will be subject to the restrictions on transfer included in the TARP Interim Final Rule’s definition of “long-term restricted stock” until the Company repays all or a portion of the Treasury’s Capital Purchase Program investment made under TARP. As of April 10, 2014, the Company has repaid $7,000,000 of the $17,680,000 investment.
(3)	All option awards presented vest in four equal annual installments beginning on the first anniversary of the grant date.
(4)	The grant date fair value of these options awards reflects the full accounting expense, as of the grant date, that the Company recognized in 2013 and does not necessarily represent the value that will be realized by the executive officer upon vesting or exercise.

Outstanding Equity Awards

Prior to their mergers with and into the Company, both TransCommunity Financial and BOE Financial maintained plans that provided for stock-based awards as incentives for certain officers and directors. Under the terms of these plans, all options and awards that were outstanding at the time of the mergers were fully vested and exercisable, and any unrecognized compensation expenses were accelerated. In connection with the mergers, the Company adopted all awards that were outstanding under such plans, but no further awards were made under them.

In 2009, the Company adopted the Community Bankers Trust Corporation 2009 Stock Incentive Plan. The plan is to be used to grant restricted stock awards, stock options in the form of incentive stock options and non-statutory stock options, stock appreciation rights and other stock-based awards to employees and directors of the Company. As adopted, the plan makes available up to 2,650,000 shares for issuance to participants under the plan.

The following table shows outstanding stock awards and option awards held by the named executive officers as of December 31, 2013. The Company has not adopted an objectives-based equity incentive plan under which it makes option awards or stock awards.

	Options Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable		Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)
Smith	—	—		—	—	25,000	(6)	94,000
	5,000	15,000	(1)	2.78	5/20/2020	—		—
	50,000	—		1.25	10/20/2021	—		—
Thomas	2,755	—		5.01	11/18/2014	—		—
	15,000	5,000	(2)	2.78	5/20/2020	—		—
	6,250	18,750	(3)	1.25	1/19/2022	—		—
	—	15,000	(4)	2.86	1/17/2023	—		—
Cantrell	4,500	1,500	(2)	2.78	5/20/2020	—		—
	2,250	6,750	(3)	1.25	1/19/2022	—		—
	2,750	8,250	(5)	1.97	7/30/2022	—		—
	—	15,000	(4)	2.86	1/17/2023	—		—
Oakey	15,000	5,000	(2)	2.78	5/20/2020	—		—
	6,250	18,750	(3)	1.25	1/19/2022	—		—
	—	15,000	(4)	2.86	1/17/2023	—		—
Townsend	6,250	18,750	(3)	1.25	1/19/2022	—		—
	—	15,000	(4)	2.86	1/17/2023	—		—

(1)	The options were scheduled to vest in four equal annual installments beginning on May 20, 2011. Mr. Smith was the “most highly compensated employee” for the 2012 and 2013 years under the TARP Interim Final Rule, and thus the options did not vest in 2012 or 2013, as contemplated by such rules and regulations.
(2)	The options vest in four equal annual installments beginning on May 20, 2011.
(3)	The options vest in four equal annual installments beginning on January 19, 2013.
(4)	The options vest in four equal annual installments beginning on January 17, 2014.
(5)	The options vest in four equal annual installments beginning on July 30, 2013.
(6)

On January 17, 2013, the Company granted to Mr. Smith a “long-term restricted stock” award consistent with the provisions of the TARP Interim Final Rule. The shares of restricted stock will vest according to the following schedule: 25% on January 17, 2014, 25% on January 17, 2015, 25% on January 17, 2016 and

25% on January 17, 2017. The resulting shares of common stock received upon vesting will be subject to the restrictions on transfer included in the TARP Interim Final Rule’s definition of “long-term restricted stock” until the Company repays all or a portion of the Treasury’s Capital Purchase Program investment made under TARP. As of April 10, 2014, the Company has repaid $7,000,000 of the $17,680,000 investment. The closing sales price of the Company’s common stock was $3.76 on December 31, 2013.

Option Exercises and Stock Vested

There were no exercises of stock options by any of the named executive officers during the year ended December 31, 2013. In addition, no restricted stock awards held by any such officers vested during the year ended December 31, 2013.

Post-Employment Compensation

Pension Plan

The Bank maintains a non-contributory defined benefit pension plan for all full-time employees who are 21 years of age or older and who have completed one year of eligibility service. The plan, which was a benefit available only to employees of the Bank prior to the merger of BOE Financial with and into the Company, was frozen to new entrants prior to the merger. Effective December 31, 2010, the Company froze the plan benefits for all participants in the pension plan.

Mr. Thomas is a participant in this plan. Benefits payable under the plan are based on years of credited service, average compensation over the highest consecutive five years, and the plan’s benefit formula (1.60% of average compensation times years of credited service up to 20 years, plus 0.75% of average compensation times years of credited service in excess of 20 years, plus 0.65% of average compensation in excess of Social Security Covered Compensation times years of credited service up to a maximum of 35 years). For 2013, the maximum allowable annual benefit payable by the plan at age 65 (the plan’s normal retirement age) was $205,000 and the maximum compensation covered by the plan was $255,000. Reduced early retirement benefits are payable on or after age 55 upon completion of 10 years of credited service. Amounts payable under the plan are not subject to reduction for Social Security benefits.

The following table provides the actuarial present value of each named executive officer’s total accumulated benefit under the pension plan as of December 31, 2013:

Name	Plan Name	Number of Years Credited Service (#)	Present Value of Accumulated Benefit ($)	Payments During Last Fiscal Year ($)
Smith	—	—	—	—
Thomas	Pension Plan	20	284,730	—
Cantrell	—	—	—	—
Oakey	—	—	—	—
Townsend	—	—	—	—

Supplemental Executive Retirement Plan

In 2006, the Bank adopted a non-tax qualified supplemental executive retirement plan (“SERP”) for certain executives to supplement the benefits that such executives can receive under the Bank’s other retirement programs and social security. Mr. Thomas is a participant in the SERP. Retirement benefits under the SERP vary by individual and are payable at age 65 for 15 years or life, whichever is longer. In the event of termination prior to age 65 (for reasons other than death, subsequent to a change of control or for cause), benefits still commence at age 65, but are substantially reduced. Benefits payable in the event of termination following a change of control or death commence upon termination or death, and are the approximate actuarial equivalent of the value of normal retirement benefits. No benefits are payable in the event that termination is for cause.

The following table provides specific information for each named executive officer for the non-tax qualified supplemental executive retirement plan as of December 31, 2013:

Name	Executive Contributions in Last Fiscal Year ($)	Registrant Contributions in Last Fiscal Year ($)	Aggregate Earnings in Last Fiscal Year ($)(1)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Fiscal Year End ($)(2)
Smith	—	—	—	—	—
Thomas	—	—	9,165	—	206,769
Cantrell	—	—	—	—	—
Oakey	—	—	—	—	—
Townsend	—	—	—	—	—

(1)	This amount is not included in the amounts reported in the salary column of the Summary Compensation Table for Mr. Thomas in the current or prior years.
(2)	Amount includes $127,652 related to the acceleration of change in control provisions in Mr. Thomas’s retirement plan in connection with the Company’s merger with BOE that was not recorded until 2010.

401(k) Employee Savings Plan

The Company sponsors a 401(k) plan for all of its eligible employees. The executive officers of the Company participate in the 401(k) plan on the same basis as all other eligible employees of the Company.

Agreements

The employment and change in control agreements that the Company has in place provide for the payment of severance and other benefits in the event of certain termination scenarios. The following summary of the contents of the agreements is based on the agreements prior to modification according to the executive compensation restrictions resulting from the Company’s participation in the TARP.

Employment Agreements

The Company has an employment agreement with Bruce E. Thomas.

The employment agreement that the Company has had in place with Mr. Thomas provides for the payment of severance and other benefits in the event of certain termination scenarios. The following summary of the contents of the agreement is based on the agreement prior to modification according to the executive compensation restrictions resulting from the Company’s participation in the TARP.

The employment agreement with Mr. Thomas provides for the payment of two months’ salary upon his death. In the case of termination by the Company without cause or by Mr. Thomas for good reason, the employment agreement requires that he receive his base salary and certain health benefits for 24 months following the date of termination. For the purposes of the employment agreement, good reason means the continued assignment to Mr. Thomas of duties inconsistent with his position as contemplated in the agreement, any action taken by the Company that results in a substantial reduction in his status, the relocation of him to any other primary place of employment that might require him to move his residence, which includes any reassignment to a place of employment located more than 35 miles from his initially assigned place of employment (which includes both Tappahannock and Richmond, Virginia) without his written consent, and any failure by the Company, or any successor following a change in control, to comply with the compensation and benefit requirements of the employment agreement. The agreement also provides that within two years following a change in control, if employment is terminated by the surviving corporation without cause or by Mr. Thomas for good reason within 120 days after the occurrence of good reason, he will be entitled to accrued obligations, a salary continuance benefit equal to 2.99 times his final compensation and health care continuance.

Change in Control Agreement

The Bank had a change in control agreement with Jeff R. Cantrell, effective as of July 30, 2012, that terminated on January 30, 2014.

Under the change in control agreement, in the event that a change in control had occurred during Mr. Cantrell’s employment and, within the period beginning on the date of closing of the change in control and ending one year after, his employment with the Bank had been terminated by the Bank without cause or by him for good reason, the Bank would have owed him certain severance pay, benefits and vesting of stock awards. Mr. Cantrell’s change in control agreement provided for one times the sum of his annual base salary in effect on his termination of employment or the change in control date, whichever was greater.

Potential Payments Upon Termination

The following table quantifies the expected payments to the named executive officers in different, specified employment termination circumstances under their employment agreements and change in control agreements. Benefits payable under the non-tax qualified supplemental executive retirement plan, the tax-qualified retirement plan and 401(k) plan are not included.

The information below assumes that termination of employment occurred on December 31, 2013. See the “Compensation Discussion and Analysis” section above for a discussion of the potential impact of the Company’s participation in TARP and requirements of the ARRA on the compensation, benefits, and employment agreements for the named executive officers, which is not reflected in the calculations below.

Name	Benefit	Death or Disability ($)	Before Change in Control Termination Without Cause or for Good Reason ($)	After Change in Control Termination Without Cause or for Good Reason ($)
Rex L. Smith, III	Post-termination compensation	—	—	—
	Health care benefits continuation	—	—	—
	Total Value	—	—	—
Bruce E. Thomas	Post-termination compensation	30,833	370,000	553,150
	Health care benefits continuation	—	12,840	19,260
	Total Value	30,833	382,840	572,410
Jeff R. Cantrell (1)	Post-termination compensation	—	—	180,000
	Health care benefits continuation	—	—	—
	Total Value	—		180,000
John M. Oakey, III	Post-termination compensation	—	—	—
	Health care benefits continuation	—	—	—
	Total Value	—	—	—
W. Thomas Townsend	Post-termination compensation	—	—	—
	Health care benefits continuation	—	—	—
	Total Value	—	—	—

(1)	Mr. Cantrell had received a change-in-control agreement in connection with his promotion to the Chief Operating Officer position. The agreement terminated in January 2014.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Some of the Company’s directors and executive officers are at present, as in the past, its banking customers. As such, the Company, through its banking subsidiary, has had, and expects to have in the future, banking transactions with directors, officers, principal shareholders and their associates. All loans and commitments to lend to such parties have been made in the ordinary course of business and on substantially the same terms, including interest rates and collateral on loans, as those prevailing at the time with other persons not related to the Company or the Bank. These transactions do not involve more than the normal risk of collectability or present other unfavorable features. The aggregate outstanding balance of loans to such parties at December 31, 2013 was $2.3 million.

The Company has not adopted a formal policy that covers the review and approval of related person transactions by its Board of Directors that is separate from the Code of Business Conduct and Ethics, which applies to directors, officers and all employees of the Company and its subsidiaries. The Board reviews all proposed related party transactions for approval. During such a review, the Board will consider, among other things, the related person’s relationship to the Company, the facts and circumstances of the proposed transaction, the aggregate dollar amount of the transaction, the related person’s relationship to the transaction and any other material information. Those directors that are involved in a proposed related party transaction are excused from the Board and/or committee meeting during the discussion and vote with respect to the proposal.

EQUITY COMPENSATION PLAN INFORMATION

The following table provides information about common stock that may be issued upon the exercise of options, warrants and rights under equity compensation plans as of December 31, 2013.

Prior to their mergers with and into the Company, both TransCommunity Financial and BOE Financial maintained equity compensation plans as incentives for certain officers and directors. In connection with the mergers, the Company adopted all awards that were outstanding under such plans, but no further awards were made under them. Certain awards remained outstanding under the BOE Financial plans as of December 31, 2013, but all remaining awards under the TransCommunity Financial plans expired during 2013.

In 2009, the Company adopted the Community Bankers Trust Corporation 2009 Stock Incentive Plan.

Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights	Weighted-Average Exercise Price of Outstanding Options, Warrants and Rights	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in First Column)

Equity Compensation Plans Approved by Security Holders
Plans of Predecessor Companies (1)	40,134	$4.94	—
2009 Stock Incentive Plan	605,250	$2.12	2,039,750

Equity Compensation Plans Not Approved by Security Holders	—	—	—

Total	645,384	$2.30	2,039,750

(1)	Includes the following equity compensation plans that were approved by shareholders of BOE Financial and adopted by the Company in connection with the merger with BOE Financial: the BOE Financial Services of Virginia, Inc. Stock Incentive Plan and the BOE Financial Services of Virginia, Inc. Stock Option Plan for Outside Directors.

PROPOSAL TWO

NON-BINDING RESOLUTION ON EXECUTIVE COMPENSATION

The ARRA includes a provision, commonly referred to as “Say-on-Pay,” that requires any recipient of funds in the TARP Capital Purchase Program to permit, at annual meetings of shareholders, a separate shareholder vote to approve the compensation of executives, as disclosed pursuant to the compensation disclosure rules of the Securities and Exchange Commission.

In order to comply with ARRA as a recipient of TARP funds, the Company is providing you the opportunity, as a shareholder, to endorse or not endorse the Company’s executive pay programs and policies through the following resolution:

“RESOLVED, that the shareholders approve the compensation of executive officers as disclosed in the proxy statement for the 2014 Annual Meeting of Community Bankers Trust Corporation pursuant to the rules of the Securities and Exchange Commission.”

Non-binding approval of the Company’s executive compensation program would require that a majority of the shares present or represented at the Annual Meeting vote in favor of the proposal. Abstentions and broker non-votes will not be counted as votes cast and therefore will not affect the determination as to whether the Company’s executive compensation program as disclosed in this proxy statement is approved.

Because your vote is advisory, it will not be binding upon the Board of Directors, overrule any decision made by the Board of Directors or create or imply any additional fiduciary duty by the Board of Directors. The Compensation Committee, however, may take into account the outcome of the vote when considering future executive compensation arrangements.

The Board of Directors recommends that the shareholders vote FOR Proposal Two.

PROPOSAL THREE

APPOINTMENT OF INDEPENDENT REGISTERED

PUBLIC ACCOUNTING FIRM

General

Elliott Davis, LLC (“Elliott Davis”), an independent registered public accounting firm, served as the Company’s independent registered public accounting firm during the year ended December 31, 2013, and has been selected by the Audit Committee to serve as the Company’s independent registered public accounting firm for the current fiscal year. Representatives of Elliott Davis will be present at the Annual Meeting, will have the opportunity to make a statement if they so desire and will be available to respond to appropriate questions.

Although shareholder ratification is not required by the Company’s Bylaws or otherwise, the Board, as a matter of good corporate governance, is requesting that shareholders ratify the selection of Elliott Davis as the Company’s independent registered public accounting firm for 2014. If shareholders do not ratify the selection of Elliott Davis, the Audit Committee will reconsider its appointment.

The Board of Directors recommends that shareholders vote FOR ratification of the appointment of Elliott Davis as the Company’s independent registered public accounting firm for 2014.

Fees

The following table presents fees billed to the Company by Elliott Davis for the years ended December 31, 2013 and December 31, 2012:

	2013	2012
Audit Fees	$317,500	$298,700
Audit-Related Fees	$17,500	$15,600
Tax Fees	$25,900	$50,900
All Other Fees	—	—

Audit Fees for 2013 and 2012 consisted primarily of fees billed for the audit of the Company’s annual consolidated financial statements and management’s assessment of internal control over financial reporting and for reviews of the consolidated financial statements included in the Company’s quarterly reports on Form 10-Q.

Audit-Related Fees for 2013 and 2012 consisted primarily of fees billed for services rendered in connection with providing consulting advice regarding various issues and the audit of the Bank’s employee benefit plans.

Tax Fees for 2013 and 2012 included fees for the preparation of federal tax forms, tax planning and various other tax-related items.

Pre-Approval Policies and Procedures

The Audit Committee of the Board of Directors has adopted policies and procedures for the pre-approval of services provided by the Company’s independent registered public accounting firm. These services may include audit services, audit-related services, tax services and other services. Such policies and procedures provide that the Audit Committee shall pre-approve all auditing and permitted non-audit services (including the fees and terms thereof).

As permitted under the Sarbanes-Oxley Act of 2002 and its pre-approval policies and procedures, the Audit Committee may delegate pre-approval authority to its Chair. The Chair must then report any pre-approval decisions to the Audit Committee at the next scheduled meeting.

REPORT OF THE AUDIT COMMITTEE

The Audit Committee acts under a written charter adopted by the Board of Directors. The Committee assists the Board of Directors in the fulfillment of its oversight responsibilities with respect to the completeness and accuracy of the Company’s financial reporting and the adequacy of its financial and operating controls. Management is responsible for the preparation, presentation and integrity of the Company’s financial statements; accounting and financial reporting principles; internal controls over financial reporting; and procedures designed to assure compliance with accounting standards and applicable laws and regulations. The independent registered public accounting firm is responsible for performing an independent audit of the consolidated financial statements and of the Company’s internal control over financial reporting in accordance with the standards of the Public Company Accounting Oversight Board.

The Audit Committee has reviewed and discussed the Company’s audited financial statements for the year ended December 31, 2013 with each of management and the independent registered public accounting firm. The Committee has also discussed with each party the Company’s compliance with Section 404 of the Sarbanes-Oxley Act relative to testing of internal control over financial reporting. The Committee has further discussed with the independent registered public accounting firm the matters required to be discussed with it under PCAOB Auditing Standard AS 16, Communication with Audit Committees, and Rule 2-07 of Regulation S-X promulgated by the Securities and Exchange Commission, as modified or supplemented.

The Audit Committee has received the written disclosures and the letter from the independent registered public accounting firm required by PCAOB Rule 3526, Communication with Audit Committees Regarding Independence. The Committee has also discussed with the independent registered public accounting firm its independence and has considered whether the provision of specific non-audit services by the independent registered public accounting firm is compatible with maintaining its independence.

The Audit Committee has discussed with management its assessment of the effectiveness of internal control over financial reporting and has also discussed with the independent registered public accounting firm its opinion as to the effectiveness of the Company’s internal control over financial reporting.

Based on the review and discussions described in this report, and subject to the limitations on its role and responsibilities described in this report and in its charter, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2013.

In performing all of these functions, the Audit Committee acts only in an oversight capacity. In its oversight role, the Committee relies on the work and assurances of the Company’s management, which has the primary responsibility for financial statements and reports and the Company’s internal control over financial reporting, and of the independent registered public accounting firm who, in its reports, expresses opinions on the conformity of the Company’s annual consolidated financial statements with generally accepted accounting principles and on the effectiveness of the Company’s internal control over financial reporting.

Audit Committee

Glenn J. Dozier, Chair

Troy A. Peery, Jr.

S. Waite Rawls III

Robin Traywick Williams

Date: March  10, 2014

SHAREHOLDER PROPOSALS

All proposals, including nominations for directors, submitted by shareholders for presentation in the proxy statement for the 2015 annual meeting of shareholders must comply with the Securities and Exchange Commission’s rules regarding shareholder proposals. In addition, the Company’s Bylaws require that for any business to be properly brought before an annual meeting by a shareholder, the Company’s Secretary must have received written notice thereof not less than 60 nor more than 90 days prior to the meeting (or not later than 10 days after a notice or public disclosure of such meeting date if such disclosure occurs less than 70 days prior to the date of the meeting). The notice must set forth

•	for nominations for directors, as to each person whom the shareholder proposes to nominate for election as a director

•	the name, age, business address and residence address of the person;

•	the principal occupation or employment of the person;

•	the class and number of shares of capital stock of the Company that are beneficially owned by the person; and

•	any other information relating to the person that is required to be disclosed in solicitations for proxies for election of directors pursuant to the rules and regulations of the Securities and Exchange Commission; and

•	for other business, as to each matter the shareholder proposes to bring before the annual meeting

•	a brief description of the business desired to be brought before the annual meeting and the reasons for conducting such business at the annual meeting; and

•	any material interest of the shareholder in such business; and

•	as to the shareholder giving the notice

•	the name and record address of the shareholder; and

•	the class, series and number of shares of capital stock of the Company that are beneficially owned by the shareholder.

The proxies will have discretionary authority to vote on any matter that properly comes before the meeting if the shareholder has not provided timely written notice as required by the Bylaws.

Any proposal of a shareholder intended to be presented at the Company’s 2015 annual meeting of shareholders and included in the proxy statement and form of proxy for that meeting must be received by the Company no later than December 11, 2014.

ANNUAL REPORTS

The Company’s 2013 Annual Report to Shareholders, which includes a copy of the Company’s Annual Report on Form 10-K for the year ended December 31, 2013, as filed with the Securities and Exchange Commission, is being mailed to shareholders with this proxy statement. Shareholders may also request, without charge, an additional copy of the Company’s 2013 Annual Report to Shareholders, by writing to the Corporate Secretary, 9954 Mayland Drive, Suite 2100, Richmond, Virginia 23233. The 2013 Annual Report to Shareholders is not part of the proxy solicitation materials.

April 10, 2014

PROXY

YOUR VOTE IS IMPORTANT. PLEASE VOTE TODAY.

Vote by Internet or Telephone – QUICK ««« EASY

IMMEDIATE – 24 Hours a Day, 7 Days a Week or by Mail

COMMUNITY BANKERS TRUST CORPORATION	Your phone or Internet vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card. Votes submitted electronically over the Internet or by telephone must be received by 7:00 p.m., Eastern Time, on May 15, 2014.
INTERNET/MOBILE –www.cstproxyvote.com
Use the Internet to vote your proxy. Have your proxy card available when you access the above website. Follow the prompts to vote your shares.
PHONE – 1 (866) 894-0537 Use a touch-tone telephone to vote your proxy. Have your proxy card available when you call. Follow the voting instructions to vote your shares.
PLEASE DO NOT RETURN THE PROXY CARD IF YOU ARE VOTING ELECTRONICALLY OR BY PHONE.	MAIL – Mark, sign and date your proxy card and return it in the postage-paid envelope provided.

▲FOLD HERE • DO NOT SEPARATE • INSERT IN ENVELOPE PROVIDED▲

PROXY	Please mark your votes like this	☒

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” ALL PROPOSALS

1.	Election of four directors.
		FOR	WITHHOLD
	01. Gerald F. Barber	☐	☐
		FOR	WITHHOLD
	02. Richard F. Bozard	☐	☐
		FOR	WITHHOLD
	03. Glenn J. Dozier	☐	☐
		FOR	WITHHOLD
	04. S. Waite Rawls III	☐	☐
		FOR	AGAINST	ABSTAIN
2.	Approval of a non-binding resolution to endorse the Company’s executive compensation program.	☐	☐	☐
		FOR	AGAINST	ABSTAIN
3.	Ratification of the appointment of Elliott Davis, LLC as the Company’s independent registered public accounting firm for 2014.	☐	☐	☐

The proxy holder may vote and otherwise represent the undersigned on any other matter that may properly come before the Annual Meeting or any adjournment or postponement thereof in the discretion of the proxy holder.

Your signature is required if you are using this proxy card to vote your shares. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person. If you attend the Annual Meeting in person and decide to vote by ballot, such vote will supersede this proxy.

MARK HERE FOR ADDRESS CHANGE AND NOTE NEW ADDRESS BELOW	☐

COMPANY ID:

PROXY NUMBER:

ACCOUNT NUMBER:

Signature	Signature	Date	, 2014.
Please sign exactly as your name appears on this card. When signing as attorney, executor, administrator, trustee or guardian, please give full title. If shares are held jointly, each holder must sign.

IMPORTANT NOTICE REGARDING

THE AVAILABILITY OF PROXY MATERIALS

FOR THE SHAREHOLDER MEETING TO BE HELD ON MAY 16, 2014:

The proxy statement is available on the Company’s investor web site at http://www.cbtrustcorp.com.

▲FOLD HERE • DO NOT SEPARATE • INSERT IN ENVELOPE PROVIDED▲

PROXY	COMMUNITY BANKERS TRUST CORPORATION
9954 Mayland Drive, Suite 2100
Richmond, Virginia 23233
PROXY FOR THE ANNUAL MEETING OF SHAREHOLDERS
May 16, 2014

The undersigned hereby appoints Rex L. Smith, III, Bruce E. Thomas and John M. Oakey, III, and each or any of them, as proxies, each with the powers to appoint his substitute, and hereby authorizes each to represent and to vote, as designated on the reverse side, all of the shares of common stock of Community Bankers Trust Corporation (the “Company”) held of record by the undersigned at the close of business on March 20, 2014, at the annual meeting of shareholders to be held at the Deep Run 3 Building, 9954 Mayland Drive, Richmond, Virginia 23233, on Friday, May 16, 2014, at 10:00 a.m. local time, and at any adjournment or postponement thereof (the “Annual Meeting”), on all matters that may properly come before the Annual Meeting, including the matters described in the proxy statement, and in accordance with the instructions given by the undersigned on the reverse side of this proxy card. In the event that any other matter may properly come before the Annual Meeting, or any adjournment or postponement thereof, the proxies are each authorized to vote such matter in his discretion. The undersigned hereby revokes any proxy or proxies heretofore given and acknowledges receipt of the Notice of Annual Meeting of Shareholders and the proxy statement relating to the Annual Meeting.

The shares represented by this proxy card (the “Shares”) shall be voted in accordance with the instructions given by the undersigned if the card is signed and returned. If this card is signed and returned without instructions, the Shares shall be voted in favor of all Proposals. Each of the proxies is authorized to vote the Shares in his discretion on any other matter that may properly come before the Annual Meeting. If the undersigned does not sign and return a proxy card or attend the Annual Meeting and vote by ballot, the Shares will not be voted.

Should the undersigned be present and elect to vote at the Annual Meeting or at any adjournment or postponement thereof and after notification to the secretary of the Company at the Annual Meeting of the shareholder’s decision to terminate this proxy, then this proxy shall be deemed terminated and of no further force and effect. This proxy may also be revoked by submission of a properly executed subsequently dated proxy or by written notice to the Company for receipt prior to the Annual Meeting.

(Please complete on the reverse side, date, sign and mail this proxy promptly in the enclosed postage-paid envelope.)